UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2017

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER ITEMS

On April 7, 2017, EnerJex Resources, Inc., a Nevada corporation (the “Company”), announced that its board of directors is pursuing possible strategic transactions involving opportunities both in and outside the oil and gas industry that will offer the opportunity for future growth and net cash flow.    Those opportunities may involve a business combination with another business enterprise, the acquisition of one or more groups of assets, an equity or debt financing transaction to provide capital with which to fund operations and expansion, and other similar transactions.  To illustrate the types of transactions that the Company is investigating, the company has been investigating the acquisition by purchase or contribution of certain operating oil and gas assets.  In addition, the Company recently was involved in discussions about a possible acquisition by merger of a privately held company that operates an agricultural drone business and in which an affiliate of the holder of the Company’s Series B Preferred Stock has an interest.   While the discussions about a business combination with that privately held agricultural drone enterprise have been suspended, those discussions may resume in the future.  In addition, the company expects to continue to pursue other acquisition and business combination opportunities.   No assurance can be given that any one or more of these potential business combinations or asset acquisition opportunities will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

Date: April 7, 2017	By:	/s/ Louis G. Schott
Louis G. Schott, Interim Chief Executive Officer